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                                                                    Exhibit 3.12

                       EQUITY RESIDENTIAL PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                SECOND AMENDED AND RESTATED DECLARATION OF TRUST

         Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland, pursuant to section 8-203(b) of the Corporations and Associations Article of the Annotated Code of Maryland, that:

         FIRST: Pursuant to the authority granted by the Second Amended and Restated Declaration of Trust of the Trust, as amended and supplemented (the "Declaration of Trust"), the Board of Trustees adopted a resolution classifying and designating up to 270,000 preferred shares of beneficial interest of the Trust, $.01 par value per share (the "Preferred Shares"), as 7.625% Series M-6 Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (Liquidation Preference $50.00 Per Share) (the "Series M-6 Preferred Shares"), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, may be made a part of Article XIII of the Declaration of Trust, with any appropriate changes in the enumeration or lettering of any section or subsection hereof:


                           SERIES M-6 PREFERRED SHARES

1.       A.       CERTAIN DEFINITIONS.

                  Unless the context otherwise requires, the terms defined in this subparagraph A of paragraph 1 shall have, for all purposes of these terms of the Series M-6 Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  "Closing Date of the Series M-6 Preferred Shares Offering" shall have the meaning set forth in subparagraph (1) of paragraph C below.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.


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                  "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Trust.

                  "Constituent Person" shall have the meaning set forth in subparagraph (7)(e) of paragraph B below.

                  "Conversion Price" shall mean the conversion price per Common Share for which the Series M-6 Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to subparagraph (7)(d) of paragraph
(B) below. The initial conversion price shall be $68.76 per Common Share (equivalent to a conversion rate of 0.7271 Common Shares for each Series M-6 Preferred Share, with such Series M-6 Preferred Shares being ascribed their $50.00 liquidation value).

                  "Current Market Price" shall mean the current market price of publicly traded common shares or any other class of shares of beneficial interest or other security of the Trust or any other issuer for any day shall mean the last reported sales-price, regular way on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter-market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Trustees, or, if such security is not then currently traded on any established market and no bid and asked prices for such security on such day shall be available, the Current Market Price shall be as determined in good faith by the Chief Executive Officer or the Board of Trustees.

                  "Declaration of Trust" shall have the meaning set forth in Article First of these Articles Supplementary.

                  "Distribution Period" shall have the meaning set forth in subparagraph (3) of paragraph B below.

                  "Event" shall have the meaning set forth in subparagraph
(6)(c) of paragraph B below.

                  "Fair Market Value" shall mean the average of the daily Current Market Prices for a Common Share during the five (5) consecutive Trading Days selected by the Trust commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with


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respect to the issuance or distribution requiring such computation. The term "ex date" when used with respect to any issuance or distribution means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

                  "Issue Date" shall mean the first date on which the Series I Preference Units are issued.

                  "Junior Shares" shall have the meaning set forth in subparagraph (2) of paragraph B.

                  "Non-Electing Share" shall have the meaning set forth in subparagraph (7)(e) of paragraph B below.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series M-6 Preferred Shares; provided, that the ownership of Series M-6 Preferred Shares by such Underwriter would not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Trust failing to qualify as a REIT.

                  "Preferred Shares" shall mean shares of beneficial interest of the Trust designated as or otherwise on a parity with the Series M-6 Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Trust as may be issued and outstanding from time to time, including Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares, Series G Preferred Shares, Series H Preferred Shares, Series K Preferred Shares, Series L Preferred Shares, Series M Preferred Shares, Series M-1 Preferred Shares, Series M-2 Preferred Shares, Series M-3 Preferred Shares, Series M-4 Preferred Shares and Series M-5 Preferred Shares and any other shares so designated.

                  "Quarterly Distribution Date" shall have the meaning set forth in subparagraph (3) of paragraph B below.

                  "Record Date" shall have the meaning set forth in subparagraph
(3) of paragraph B below.


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                  "REIT" shall mean a Real Estate Investment Trust under Section
856 of the Code.

                  "Securities" shall have the meaning set forth in subparagraph
(7)(d)(iii) of paragraph B below.

                  "Series I Preference Units" shall mean the 7.625% Series I Cumulative Convertible Redeemable Preference Units of Lexford Properties, L.P.

                  "Series M-6 Preferred Shares" shall have the meaning set forth in Article First of these Articles Supplementary.

                  "Series M-6 Redemption Date" shall have the meaning set forth in subparagraph (5) of paragraph B below.

                  "Series M-6 Redemption Price" shall have the meaning set forth in subparagraph (5) of paragraph B below.

                  "Special Triggering Event" shall have the meaning set forth in subparagraph (1) of paragraph C below.

                  "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

                  "Transaction" shall have the meaning set forth in subparagraph
(7)(e) of paragraph B below.

                  "Transfer Agent" shall mean Fleet National Bank, which may act through its affiliate, EquiServe Trust Company, N.A., or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent for the Series M-6 Preferred Shares.

                  "Trust" shall have the meaning set forth in Article First of these Articles Supplementary.

All other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Declaration of Trust.


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         B.       SERIES M-6 PREFERRED SHARES

         (1) NUMBER AND DESIGNATION. A series of Preferred Shares, consisting of 270,000 Preferred Shares designated as 7.625% Series M-6 Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (liquidation preference $50.00 per share) (the "Series M-6 Preferred Shares"), is hereby established.

         (2) RANKING. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the Series M-6 Preferred Shares shall rank pari passu with any other Preferred Shares of the Trust, and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, junior (collectively, the "Junior Shares") to the Preferred Shares.

         (3) DISTRIBUTIONS. The holders of the then outstanding Series M-6 Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees and declared by the Trust out of any funds legally available therefor, cumulative distributions at the rate of $3.8125 per share per year, payable in equal amounts of $.953125 per share quarterly in arrears in cash on the fifteenth day, or if not a Business Day, the next succeeding Business Day, of January, April, July and October in each year (each such day being hereinafter called a "Quarterly Distribution Date" and each period ending on a Quarterly Distribution Date being hereinafter called a "Distribution Period"), beginning on the first Quarterly Distribution Date following the issuance of the Series M-6 Preferred Shares, to shareholders of record at the close of business on such date as shall be fixed by the Board of Trustees at the time of declaration of the distribution (the "Record Date"), which shall not be less than 10 nor more than 30 days preceding the Quarterly Distribution Date. The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period shorter than a full Distribution Period shall be pro-rated and computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding anything to the contrary set forth herein, if and when the holders of the Series I Lexford Preference Units exercise their right to convert the Series I Lexford Preference Units into Series M-6 Preferred Shares, the amount of any distribution payable for the initial Distribution Period shall include any and all amounts of distributions accrued but not yet paid on the Series I Lexford Preference Units in accordance with Section 9(B)(ii) of the Other Securities Term Sheet and Joinder to Amended and Restated Limited Partnership Agreement of Lexford Properties, L.P. Distributions on each Series M-6 Preferred Share shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) distributions on such shares are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series M-6 Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.


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                  The amount of any distributions accrued on any Series M-6
Preferred Shares at any Quarterly Distribution Date shall be the amount of any unpaid distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of distributions accrued on any Series M-6 Preferred Shares at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual distribution rate of $3.8125 for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

                  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series M-6 Preferred Shares will not be added to the Trust's total liabilities.

                  Except as provided in these terms of the Series M-6 Preferred Shares, the Series M-6 Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

         (4)      LIQUIDATION RIGHTS.

                  (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Series M-6 Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $50.00 per Series M-6 Preferred Share, plus accrued and unpaid distributions thereon.

                  (b) After the payment to the holders of the Series M-6 Preferred Shares of the full preferential amounts provided for in this paragraph B, the holders of the Series M-6 Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

                  (c) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust, the amounts payable with respect to the preference value of the Series M-6 Preferred Shares and any other shares of beneficial interest of the Trust ranking as to any such distribution on parity with the Series M-6 Preferred Shares are not paid in full, the holders of the Series M-6 Preferred Shares and of such other shares will share


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                  ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

                  (d) Neither the sale of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this paragraph B.

         (5)      REDEMPTION.

                  (a) OPTIONAL REDEMPTION. On and after June 22, 2006, the Trust may, at its option, redeem at any time all or, from time to time, part of the Series M-6 Preferred Shares at a price per share (the "Series M-6 Redemption Price"), payable in cash, of $50.00 per Series M-6 Preferred Share, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series M-6 Redemption Date"), subject to the provisions of paragraph 7 herein.

                  (b)      PROCEDURES FOR REDEMPTION.

                           (i) Notice of any redemption will be mailed by the Trust, postage prepaid, or sent via overnight delivery service, not less than 30 days nor more than 60 days prior to the Series M-6 Redemption Date, addressed to the holders of record of the Series M-6 Preferred Shares to be redeemed at their addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series M-6 Preferred Shares except as to the holder to whom the Trust has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series M-6 Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Series M-6 Redemption Date; (b) the Series M-6 Redemption Price; (c) the number of Series M-6 Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series M-6 Redemption Price; and (e) that distributions on the shares to be redeemed will cease to accumulate on the Series M-6 Redemption Date.

                           (ii) If notice has been mailed in accordance with subparagraph (5)(b)(i) above and provided that on or before the Series M-6 Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Trust, separate and apart from its other funds in trust for the pro rata benefit of the holders of the


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                  Series M-6 Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series M-6 Redemption Date (unless the Trust defaults in the payment of the Series M-6 Redemption Price), distributions on the Series M-6 Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series M-6 Preferred Shares and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series M-6 Redemption Price) shall cease. If payment of the Series M-6 Preferred Shares is improperly withheld or refused and not paid by the Trust, distributions on such Series M-6 Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series M-6 Redemption Price. Upon surrender, in accordance with said notice, of the certificates for any Series M-6 Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series M-6 Preferred Shares shall be redeemed by the Trust at the Series M-6 Redemption Price. In case fewer than all the Series M-6 Preferred Shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed Series M-6 Preferred Shares without cost to the holder thereof.

                           (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series M-6 Preferred Shares shall be irrevocable except that:

                                    (A)      the Trust shall be entitled to
                                             receive from such bank or trust
                                             company the interest or other
                                             earnings, if any, earned on any
                                             money so deposited in trust, and
                                             the holders of any shares redeemed
                                             shall have no claim to such
                                             interest or other earnings; and

                                    (B)      any balance of monies so deposited
                                             by the Trust and unclaimed by the
                                             holders of the Series M-6 Preferred
                                             Shares entitled thereto at the
                                             expiration of two years from the
                                             applicable Series M-6 Redemption
                                             Date shall be repaid, together with
                                             any interest or other earnings
                                             earned thereon, to the Trust, and
                                             after any such repayment, the
                                             holders of the shares entitled to
                                             the funds so repaid to the Trust
                                             shall look only to the Trust for
                                             payment without interest or other
                                             earnings.


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                           (iv)     No Series M-6 Preferred Shares may be
                  redeemed except with funds legally available for the payment of the Series M-6 Redemption Price.

                           (v) Unless full accumulated distributions on all Series M-6 Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series M-6 Preferred Shares shall be redeemed (unless all outstanding Series M-6 Preferred Shares are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to the Series M-6 Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of Series M-6 Preferred Shares pursuant to Article VII of the Declaration of Trust or the purchase or acquisition of Series M-6 Preferred Shares.

                           (vi) If the Series M-6 Redemption Date is after a Record Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid to the holder in whose name the Series M-6 Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Distribution Date or the Trust's default in the payment of the distribution due.

                           (vii) In case of redemption of less than all Series M-6 Preferred Shares at the time outstanding, the Series M-6 Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series M-6 Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Trust.

         (6) VOTING RIGHTS. Except as provided in these terms of the Series M-6 Preferred Shares, the holders of the Series M-6 Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of trustees or for any other purposes or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice (except for such notice as required by law) of any meeting of shareholders.

                  (a) In any matter in which the Series M-6 Preferred Shares are entitled to vote (as expressly provided herein), including any action by written consent, each Series M-6 Preferred Share shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof


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                  (or by any proxy or proxies of such holder). With respect to each Series M-6 Preferred Share, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series M-6 Preferred Share).

                  (b) Whenever distributions on any Series M-6 Preferred Shares shall be in arrears for six or more quarterly periods, the holders of such Series M-6 Preferred Shares, voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees of the Trust at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such Series M-6 Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees.

                  (c) So long as any Series M-6 Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series M-6 Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series M-6 Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Declaration of Trust or the terms of the Series M-6 Preferred Shares whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series M-6 Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any Events set forth in (ii) above, so long as the Series M-6 Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity or the Series M-6 Preferred Shares that remain outstanding may bear a new title, designation and/or be issued by a different issuer, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series M-


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                  6 Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series M-6 Preferred Shares, or (y) any increase in the amount of authorized Series M-6 Preferred Shares or any other Preferred Shares, in each case ranking on a parity with or junior to the Series M-6 Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series M-6 Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         (7) CONVERSION. Holders of Series M-6 Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

                  (a) Subject to and upon compliance with the provisions of this subparagraph (7), a holder of Series M-6 Preferred Shares shall have the right, at his or her option, at any time after June 22, 2011 to convert such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this subparagraph (7)) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection
                  (b) of this subparagraph (7); PROVIDED, HOWEVER, that a holder of Series M-6 Preferred Shares shall have the right to convert such shares as provided above, at his or her option, at any time subsequent to such shares being called for redemption pursuant to subparagraph (5), which right to convert such shares upon a call for redemption shall terminate at the close of business on the fifth Business Day preceding the Series M-6 Redemption Date fixed for such redemption, unless the Trust shall default in making payment of the Common Shares and any cash payable upon such redemption under subparagraph (5) hereof, in which case the holders will retain the conversion rights provided herein, and PROVIDED FURTHER that, prior to such time as the Series M-6 Preferred Shares have been registered for resale with the United States Securities and Exchange Commission and listed for trading on the NYSE or the NASDAQ National Market, the Series M-6 Preferred Shares shall be convertible in whole, but not in part, with respect to all of the outstanding Series M-6 Preferred Shares.


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

                  (b) In order to exercise the conversion right, the holder of each Series M-6 Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof elects to convert such Series M-6 Preferred Share delivered to the Trust by (a) fax and (b) certified mail postage prepaid or overnight delivery to:
                  Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Bruce C. Strohm, facsimile number (312) 454-0039. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series M-6 Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

                  Holders of Series M-6 Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding Quarterly Distribution Date notwithstanding the conversion thereof following such distribution payment record date and prior to such Quarterly Distribution Date. However, Series M-6 Preferred Shares surrendered for conversion during the period between the close of business on any distribution payment record date and the opening of business on the corresponding Quarterly Distribution Date (except shares converted after the issuance of notice of redemption with respect to a Series M-6 Redemption Date during such period or coinciding with such Quarterly Distribution Date, such Series M-6 Preferred Shares being entitled to such distribution on the Quarterly Distribution Date) must be accompanied by payment of a pro rata portion of the distribution payable on such shares on such Quarterly Distribution Date equal to the product of (i) the amount of the quarterly distribution multiplied by (ii) a fraction, the numerator of which is the number of days beginning on the date of surrender of such Series M-6 Preferred Shares as provided in the preceding paragraph and ending on the Quarterly Distribution Date, and the denominator of which is 90. A holder of Series M-6 Preferred Shares on a distribution payment record date who (or whose transferees) tenders any such shares for conversion into Common Shares on such Quarterly Distribution Date will receive the distribution payable by the Trust on such Series M-6 Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series M-6 Preferred Shares for conversion. Except as provided above, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Common Shares issued upon such conversion.

                  As promptly as practicable after the surrender of certificates representing Series M-6 Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this subparagraph (7), and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (c) of this subparagraph (7).

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series M-6 Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Trust as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Trust shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Trust.

                  (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series M-6 Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series M-6 Preferred Shares, the Trust shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series M-6 Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series M-6 Preferred Shares so surrendered.

                  (d) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Trust shall after the Issue Date (A) pay a distribution or make a distribution on its shares of beneficial interest in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares, or (D) issue any shares of beneficial interest by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series M-6 Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) If the Trust shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Fair Market Value, there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer or the Board of Trustees.

                           (iii) If the Trust shall distribute to all holders of its Common Shares any shares of beneficial interest of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cash distributions paid out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual and quarterly consolidated cost basis balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subsection
                  (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Chief Executive Officer or the Board of Trustees, whose determination shall be conclusive) of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in subsection (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series M-6 Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); PROVIDED that on the date, if any, on which a person converting a Series M-6 Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                           (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (7) (other than this subsection (iv)) not later than such time as may be required to order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this subparagraph (7), the Trust shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan. All calculations under this subparagraph (7) shall be made to the nearest cent with ($.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection (d) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (d), as it in its discretion shall determine to be advisable in order that any share distributions, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Trust to its shareholders shall not be taxable.

                  (e) If the Trust shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Shares, sale of all or substantially all of the Trust's assets or recapitalization of the Common Shares and excluding any transaction as to which subsection (d)(i) of this subparagraph (7) applied) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Series M-6 Preferred Share which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series M-6 Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share of the Trust held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (the "Non-Electing Share"), then for purposes of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series M-6 Preferred Shares that will contain provisions enabling the holders of the Series M-6 Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (e) shall similarly apply to successive Transactions.

                  (f)      If:

                           (i) the Trust shall declare a distribution on the Common Shares (other than in cash out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual and quarterly consolidated cost basis balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the distribution); or

                           (ii) the Trust shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                           (iii) there shall be any reclassifications of the Common Shares (other than an event to which subsection (d)(i) of this subparagraph (7) applied) or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Trust for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Trust as an entity and for which approval of any stockholder of the Trust is required; or

                           (iv)     there shall occur the voluntary or
                  involuntary liquidation, dissolution or winding up of the Trust, then the Trust shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series M-6 Preferred Shares at their addresses as shown on the share records of the Trust, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (7).

                  (g) Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent and the Depository an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each

                  Series M-6 Preferred Share at such holder's last address as shown on the share records of the Trust.

                  (h) In any case in which subsection (d) of this subparagraph (7) provides that an adjustment shall become effective on the date next following the record date for an event, the Trust may defer until the occurrence of such event
                  (A) issuing to the holder of any Series M-6 Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any Series M-6 Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (c) of this subparagraph (7).

                  (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (7). If any action or Transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (7), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (j) If the Trust shall take any action affecting the Common Shares, other than action described in this subparagraph (7), that in the opinion of the Board of Trustees would materially adversely affect the conversion rights of the holders of the Series M-6 Preferred Shares, the Conversion Price for the Series M-6 Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

                  (k) The Trust covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but issued Common Shares, for the purpose of affecting conversion of the Series M-6 Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series M-6 Preferred Shares not theretofore converted. For purposes of this subsection (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series M-6 Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                  The Trust covenants that any Common Shares issued upon conversion of the Series M-6 Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series M-6 Preferred Shares, the Trust will take any action that, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Price.

                  The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Series M-6 Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

                  Prior to the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series M-6 Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

                  (l) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series M-6 Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of title holder of the Series M-6 Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

                  (m) In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

         C. RESTRICTIONS ON TRANSFER. The Series M-6 Preferred Shares shall be subject to the restrictions on transfer and ownership of Shares in
Article VII of the Declaration of Trust, as supplemented below.

                  (1)      CERTAIN DEFINITIONS.

                           For purposes of the Series M-6 Preferred Shares the
                  following terms shall have the following meanings:

                           "Closing Date of the Series M-6 Preferred Shares
                  Offering" shall mean the time and date of payment for and delivery of Series M-6 Preferred Shares issued pursuant to the conversion of Series I Preference Units.

                           "Special Triggering Event" shall mean either (i) the
                  redemption or purchase by the Trust of all or a portion of the outstanding shares of beneficial interest in the Trust, or
                  (ii) a change in the value of the Series M-6 Preferred Shares relative to any other class of beneficial interest in the Trust.

                  (2) SPECIAL TRIGGERING EVENT. If during the period commencing on the Closing Date of the Series M-6 Preferred Shares Offering and prior to the Restriction Termination Date, a Special Triggering Event (if effective) or other event or occurrence (if effective) would result in any violation of section 7.2(a) of the Trust's Declaration of Trust, then (i) the number of Series M-6 Preferred Shares (rounded up to the nearest whole share) that would (but for this section) cause any Person to Beneficially Own either Series M-6 Preferred Shares, or to Beneficially Own Series M-6 Preferred Shares and any other shares of beneficial interest in the Trust, in violation of section 7.2(a) shall be treated as provided in
         Article VII. Such treatment shall be effective as of the close of business on the Business Day prior to the date of the Special Triggering Event or other event or occurrence.

                  (3) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this section, including any definition contained in paragraph (1), the Board of Trustees shall have the power to determine the application of this section with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7.2(a)).

                  (4)      EXCLUSION OF OTHER RIGHTS.

                  The Series M-6 Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these terms of the Series M-6 Preferred Shares (as such terms may be amended from time to time) and in the Declaration of Trust. The Series M-6 Preferred Shares shall have no preemptive or subscription rights.

                  (5)      HEADINGS OF SUBDIVISIONS.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  (6)      SEVERABILITY OF PROVISIONS.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Series M-6 Preferred Shares and qualifications, limitations and restrictions thereof set forth in these terms of the Series M-6 Preferred Shares (as such terms may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series M-6 Preferred Shares and qualifications, limitations and restrictions thereof set forth in these terms of the Series M-6 Preferred Shares (as so amended), which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences, and relative, participating, optional or other special rights of Series M-6 Preferred Shares and qualifications, limitations and restrictions thereof herein set forth, shall nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series M-6 Preferred Shares herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series M-6 Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

         SECOND: The Series M-6 Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

         THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

         FOURTH: The undersigned Executive Vice President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and attested to by the Assistant Secretary this 22nd day of June, 2001.







       ATTEST:               EQUITY RESIDENTIAL PROPERTIES TRUST


/s/ Bradley A. Van Auken       /s/ David J. Neithercut
------------------------       ----------------------------------------------
Bradley A. Van Auken,          David J. Neithercut, Executive Vice President and
Assistant Secretary            Chief Financial Treasurer